Exhibit 99.2

45F, K.WAH CENTRE, 1010 HUAIHAI ROAD (M)

XUHUI DISTRICT, SHANGHAI 200031, CHINA

TELEPHONE: (86-21) 5404-9930

FACSIMILE: (86-21) 5404-9931

Date: October 20, 2017

To: Four Seasons Education (Cayman)Inc.

Building No.2, 865 Qiujiang Road

Jing’an District, Shanghai 200070

People’s Republic of China

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, and for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We act as the PRC counsel to Four Seasons Education (Cayman) INC (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of American depositary shares (the “ADSs”), each ADS representing certain number of ordinary shares of the Company (the “Ordinary Shares”),by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the ADSs on the New York Stock Exchange or the Nasdaq Global Market.

A.    Documents Examined, Definition and Information Provided

In rendering this opinion, we have examined copies, certified or otherwise identified to our satisfaction, of documents provided by the Company, and such other documents, corporate records, certificates, Approvals (as defined below) and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the certificates issued by PRC government authorities and officers of the Company. All of these documents are hereinafter collectively referred to as the “Documents”.

Unless the context of this opinion otherwise provides, the following terms in this opinion shall have the meanings set forth below:

“Approvals” means all necessary approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, endorsements, annual inspections, qualifications and licenses.

“PRC Affiliated Entities” means all the subsidiaries directly or indirectly established by the VIEs under the PRC Laws which take the form of companies or private non-enterprise institutions.

“PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations and sub-ordinate legislations currently in force and publicly available in the PRC on the date of this opinion.

“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Shanghai Fuxi” means Shanghai Fuxi Enterprise Management and Consulting Co., Ltd.

“Variable Interest Entities” or “VIEs” means Shanghai Four Seasons Education and Training Co., Ltd. and Shanghai Four Seasons Education Investment Management Co., Ltd., which are domestic PRC companies in which the Company does not have equity interests but whose financial results have been consolidated into the Company’s consolidated financial statements in accordance with U.S. GAAP.

“PRC Companies” means, collectively, Shanghai Fuxi, the VIEs and the PRC Affiliated Entities.

B.    Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

1.	all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

2.	Each of the parties to the Documents, other than the PRC Companies, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (ii) if an individual, has full capacity for civil conduct; each of them has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

3.	The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

4.	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

5.	All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this legal opinion are true, correct and complete.

C.    Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

1.	With Respect to the Contractual Arrangements between Shanghai Fuxi, the VIEs, the PRC Affiliated Entities and their Respective Shareholders

The contractual agreements by and among Shanghai Fuxi, the VIEs, the relevant PRC Affiliated Entities and their respective shareholders, including the agreements that these contractual arrangements have existed since February 17, 2015 (collectively, the “VIE Contracts”), both currently and immediately after giving effect to this Offering, are valid, binding and enforceable, and will not result in any violation of PRC laws currently in effect. The ownership structures of Shanghai Fuxi, the VIEs and our PRC Affiliated Entities, currently and immediately after giving effect to this Offering, will not result in any violation of applicable PRC laws or regulations currently in effect.

2.	With respect to the M&A Rules

On August 8, 2006, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the State Administration for Foreign Exchange, and the China Securities Regulatory Commission, or the CSRC, jointly promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006, and was amended on June 22, 2009 by the Ministry of Commerce. The M&A Rule provides, among other things, that offshore special purpose vehicles, or SPVs, formed for the purpose of acquiring PRC domestic companies and controlled by PRC companies or individuals, must obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. The Company acquired contractual control rather than acquired any equity interests in the VIEs and the PRC Affiliated Entities and is hence not a special purpose vehicle formed or controlled by PRC companies or individuals as defined under the M&A Rule. Therefore, the Company is not required to obtain the approval from the CSRC for the Offering and the listing and trading of the Company’s ADSs on an overseas stock exchange.

3.	Taxation

The statements set forth under the caption “Taxation” in the Prospectus, insofar as they constitute statements of PRC tax law, constitute true and accurate descriptions of the matters described therein in all material aspects.

4.	Property

To the best of our knowledge after due and reasonable inquiries, none of the PRC Companies owns any material real property of any kind. Except as disclosed in the Prospectus, each lease agreement to which a PRC Company is a party is duly executed and legally binding, and the leasehold interests of each PRC Company is free from liens, pledge and restrictions and are fully protected by the terms of the lease agreements, which are valid, binding and enforceable in accordance with their respective terms under PRC Laws.

5.	Enforceability of Civil Procedures

There is uncertainty as to whether the courts of China would (a) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (b) entertain original actions brought in the PRC against the Company or the directors or officers of the Company that are predicted upon the securities laws of the United States or any state in the United States. The recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign civil judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

i.	Our opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

ii.	The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

iii.	Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iv.	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that PRC government authorities will ultimately take a view that is not contrary to our opinion stated above.

v.	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Companies and PRC government officials.

vi.	This opinion is intended to be used in the context which is specifically referred to herein.

vii.	As used in this opinion, the expression “to our best knowledge after due inquiry” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company and the PRC Companies in connection with the Offering and the transactions contemplated thereunder. We have not undertaken any independent investigation to ascertain the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company and the PRC Companies or the rendering of this opinion.

We hereby consent to the use of our name under the captions “Risk Factors”, “Corporate History and Structure”, “Taxation”, “Legal Matters” and “Enforceability of Civil Liabilities” in the Prospectus.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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/s/ Jingtian & Gongcheng Law Firm

Jingtian & Gongcheng Law Firm